Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-147048) and in the Registration Statements on Forms S-8 (No. 333-113898, No. 333-140993, No. 333-145308, No. 33-36132, No. 33-53333, No. 333-71311, No. 333-88015, No. 333-105363, No. 333-67027, No. 333-60216, No. 333-105364, No. 333-124589, No. 333-142571 and No. 333-144485) of Anheuser-Busch Companies, Inc. of our report dated March 12, 2008 relating to the financial statements of Grupo Modelo, S.A.B. de C.V. as of and for December 31, 2007, which appears in this Annual Report on Form 10-K/A of Anheuser-Busch Companies, Inc.

PricewaterhouseCoopers, S.C.

Mexico City, Mexico
April 22, 2008.